Exhibit 99.1

FROM:	NEWTEK BUSINESS SERVICES, INC. (NASDAQ: NEWT)
212 West 35th Street
New York, NY 10001
http://www.thesba.com

Rubenstein Public Relations
Telephone: (212) 843-9335
Contact: Jonathan Goldberg / jgoldberg@rubensteinpr.com

Investor Relations
Telephone: (212) 273-8179
Contact: Jayne Cavuoto/ jcavuoto@thesba.com

FOR IMMEDIATE RELEASE

NEWTEK BUSINESS SERVICES, INC.

REPORTS THIRD QUARTER 2012 PRETAX INCOME OF $2.9 MILLION AND

EPS OF $0.04 PER DILUTED SHARE

IMPROVES 2012 EPS MIDPOINT GUIDANCE FROM $0.12 PER DILUTED SHARE TO $0.13 PER DILUTED SHARE

ISSUES 2013 EPS MIDPOINT GUIDANCE OF $0.17 PER DILUTED SHARE AND MIDPOINT REVENUE OF $147.0 MILLION

New York, N.Y. – October 31, 2012 – Newtek Business Services, Inc. (NASDAQ: NEWT) (www.thesba.com) The Small Business Authority®, a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the quarter ended September 30, 2012.

Third Quarter 2012 Consolidated Highlights:

•	Operating revenues were $33.5 million; an increase of $2.8 million, or 9.1%, from $30.7 million for the same period of 2011.

•	Consolidated pretax income was $2.9 million; an increase of $2.6 million, or 776.1%, from $335 thousand for the same period of 2011.

•	Net income was $1.5 million; an increase of $620 thousand, or 70.5%, from $880 thousand for the same period of 2011.

•	Modified EBITDA was $4.9 million; an increase of $2.9 million, or 145.0%, from $2.0 million for the same period of 2011.

•

Earnings per share (“EPS”) was $0.04 and $0.11 per diluted share for the three and nine months ended September 30, 2012, respectively, as compared to $0.02 and $0.03 per diluted share for the three and nine months ended September 30, 2011, respectively.

Third Quarter 2012 Operating Segment Highlights:

•	Electronic payment processing segment pretax income increased 67% to $2.0 million, as compared to $1.2 million in the third quarter of 2011.

•	Small business finance segment pretax income increased 129% to $2.0 million, as compared to $874 thousand in the third quarter of 2011.

•	Servicing fee income generated through our small business finance segment grew 157% to $2.1 million, as compared to $818 thousand in the third quarter of 2011.

•	Our SBA lender closed $73.2 million in loans during the first nine months of 2012.

•	We expect to close between $110 million and $115 million of SBA 7(a) loans for the full year 2012, versus our previous estimate of $125 million for the year.

Guidance:

•

Full year consolidated 2012 guidance has been adjusted upwards based on improvements primarily in the small business finance segment. The Company now expects a pretax income midpoint of $8.75 million, versus $7.5 million, and a midpoint Modified EBITDA of $16.0 million, up from $15.3 million. The Company’s EPS range is forecast at between $0.12 and $0.15 per diluted share with a midpoint of $0.13 per diluted share, up from previous guidance of $0.12 per diluted share. The revenue range for the year remains unchanged at a midpoint of $130.7 million.

•

Consolidated 2013 full year guidance for EPS is forecasted to be between $0.13 and $0.20 per diluted share, midpoint at $0.17 per diluted share; revenues between $142.5 million and $151.5 million, midpoint at $147.0 million; pretax income between $9.2 million and $13.8 million, midpoint at $11.5 million; and Modified EBITDA between $19.1 million and $23.7 million, with a midpoint at $21.4 million.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased to report such strong performance for the third quarter of 2012. As a result of the direction and leverage that our business model is generating both financially and operationally, we have increased our full year 2012 guidance for pretax income, EPS and modified EBITDA.

Specifically, we have increased the 2012 pretax income midpoint to $8.75 million, which represents a 285 percent increase over 2011. Additionally, we expect our midpoint EPS to be $0.13 per diluted share, an increase of approximately 30 percent over 2011. Finally, our increase in the midpoint of modified EBITDA to $16.0 million translates to an approximate 63 percent increase over 2011. This improved guidance illustrates the Company’s ability to grow its bottom line without significant top-line growth demonstrating the operational and financial leverage of Newtek’s business model.”

Mr. Sloane continued, “Looking forward to 2013, we fully expect to realize revenue growth of approximately 12 percent over 2012. We will continue to capitalize on the economies and efficiencies inherent to our business model, and as such, in 2013, we expect a significant increase in pretax income, EPS and modified EBITDA of 31 percent, 31 percent and 34 percent, respectively.

Our business model of positioning Newtek as “The Small Business Authority®” has taken hold and is evidenced by our strong financial performance. Equally important is that our pipeline of products and business opportunities remain strong, and we continue to experience improvement in our business metrics, notably our web traffic statistics and total referrals. Coupled with these metrics, the rollout of our National TV campaign and new product offering: Newtek Advantage Operating Platform, will further drive and propel the growth of our business. That said, we expect to continue to deliver strong financial results, and look forward to outperforming expectations for all of our stakeholders,” concluded Mr. Sloane.

Cautionary Statement

2012 and 2013 Guidance information contained in this press release is based on management’s current expectations. These statements are forward-looking and actual results may differ materially. See “Note Regarding Forward-Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses Modified EBITDA as a supplemental measure of its operating performance. The Company defines Modified EBITDA as earnings before income from tax credits, interest expense, taxes, depreciation and amortization, stock compensation expense, other than temporary decline in value of investments, Capco fair value change and the amortization of the 2011 accrued loss on the lease restructure. The Company also presents Modified EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term Modified EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. Modified EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Modified EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Modified EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Modified EBITDA.

Third Quarter 2012 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Chief Accounting Officer, today, Wednesday, October 31, 2012 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation.

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority® is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek® and The Small Business Authority brands as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority ®, provides the following products and services:

•

Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward-Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating revenues	$33,458	$30,657	$96,525	$93,502

Net change in fair value of:
SBA loans	(554)	(870)	(1,217)	(4,729)
Warrants	—	—	(111)	—
Credits in lieu of cash and notes payable in credits in lieu of cash	(20)	(46)	21	30

Total net change in fair value	(574)	(916)	(1,307)	(4,699)

Operating expenses:
Electronic payment processing costs	18,081	17,761	52,811	52,483
Salaries and benefits	5,597	5,247	16,710	15,956
Interest	1,233	749	3,206	2,608
Depreciation and amortization	763	1,021	2,275	3,080
Provision for loan losses	90	215	354	301
Other general and administrative costs	4,186	4,413	12,893	13,071

Total operating expenses	29,950	29,406	88,249	87,499

Income before income taxes	2,934	335	6,969	1,304
Provision (benefit) for income taxes	1,469	(502)	2,991	301

Net income	1,465	837	3,978	1,003
Net income attributable to non-controlling interests	7	43	30	98

Net income attributable to Newtek Business Services, Inc.	$1,472	$880	$4,008	$1,101

Weighted average common shares outstanding - basic	35,200	35,716	35,632	35,703

Weighted average common shares outstanding - diluted	37,520	36,544	36,646	36,397

Earnings per share - basic and diluted	$0.04	$0.02	$0.11	$0.03

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(In Thousands, except for Per Share Data)

	September 30, 2012	December 31, 2011

ASSETS
Cash and cash equivalents (includes $1,751 and $0, respectively, related to VIE)	$18,304	$11,201
Restricted cash	9,764	14,228
Broker receivable	10,533	4,911
SBA loans held for investment, net (includes $13,714 and $15,217, respectively, related to securitization trust VIE; net of reserve for loan losses of $2,372 and $2,900, respectively)	16,491	18,555
SBA loans held for investment, at fair value (includes $23,428 and $19,617, respectively, related to securitization trust VIE )	36,411	21,857
Accounts receivable (net of allowance of $747 and $308, respectively)	11,746	8,180
SBA loans held for sale, at fair value	1,048	2,198
Prepaid expenses and other assets, net (includes $1,179 and $1,211, respectively, related to securitization trust VIE)	10,650	11,762
Servicing asset (net of accumulated amortization and allowances of $6,528 and $5,964, respectively)	4,153	3,420
Fixed assets (net of accumulated depreciation and amortization of $12,229 and $16,463, respectively)	2,925	2,853
Intangible assets (net of accumulated amortization of $13,725 and $13,226, respectively)	948	1,420
Credits in lieu of cash	10,063	16,948
Goodwill	12,092	12,092
Deferred tax asset, net	2,534	72

Total assets	$147,662	$129,697

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,041	$11,883
Notes payable	34,279	13,565
Note payable - securitization trust VIE	23,151	26,368
Deferred revenue	1,437	1,634
Notes payable in credits in lieu of cash	10,063	16,948

Total liabilities	79,971	70,398

Commitments and contingencies
Equity:
Newtek Business Services, Inc. shareholders’ equity:
Preferred shares (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common shares (par value $0.02 per share; authorized 54,000 shares, 36,913 and 36,701 issued respectively; 35,200 and 35,702 outstanding, respectively, not including 83 shares held in escrow)	738	734
Additional paid-in capital	60,560	57,960
Retained earnings (includes $1,466 and $0, respectively, related to consolidation of VIE on January 1, 2012)	5,518	45
Treasury shares, at cost (1,713 and 999 shares, respectively)	(1,467)	(620)

Total Newtek Business Services, Inc. shareholders’ equity	65,349	58,119
Non-controlling interests	2,342	1,180

Total equity	67,691	59,299

Total liabilities and equity	$147,662	$129,697